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December 13, 2017

Dividend and Income Fund

11 Hanover Square

New York, NY 10005

RE:	Registration Statement on Form N-2: File Nos. 333-203126; 811-08747

Ladies and Gentlemen:

We have acted as counsel to the Dividend and Income Fund, a Delaware statutory trust (the “Trust”), in connection with (i) the issuance, in accordance with the above-referenced Registration Statement, as amended (the “Registration Statement”), filed by the Trust with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), of non-transferable rights (the “Rights”) to the holders of record of the Trust’s shares of beneficial interest, $0.01 par value per share (the “Shares”), and (ii) the issuance of up to 3,600,000 Shares upon the exercise of the Rights. Each Share is issuable upon the exercise of three Rights.

In connection with our representation of the Trust, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	(i) Post-Effective Amendment No. 3 to the Registration Statement, in the form filed with the SEC under the 1933 Act and the 1940 Act on November 6, 2017, and (ii) the prospectus and statement of additional information of the Trust, in the forms proposed to be filed with the SEC as of the date hereof as part of Post-Effective Amendment No. 4 to the Registration Statement (such prospectus and statement of additional information being hereafter collectively referred to as the “Base Prospectus”);

2.	The form of prospectus supplement (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance of the Rights and the Shares, in the form proposed to be filed with the SEC as of the date hereof as part of Post-Effective Amendment No. 4 to the Registration Statement;

3.	The Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws, each in effect as of the date hereof;

4.	Resolutions adopted by the Trust’s Board of Trustees and a duly authorized special committee thereof, relating to the issuance of the Rights and the Shares, certified as of the date hereof by an officer of the Trust;

5.	A certificate as of a recent date of the Delaware Secretary of State as to the good standing of the Trust;

6.	A form of subscription certificate evidencing the Rights (the “Subscription Certificate”); and

7.	Such other documents and records as we have deemed necessary or appropriate to render the opinions set forth below.

For purposes of rendering the opinions set forth below, we have assumed: (a) the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (b) the legal capacity and competency of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact; and (c) that none of the Rights or Shares will be issued to a “Restricted Holder,” as defined in the Declaration of Trust, except to Bexil Securities LLC (and any person who has a beneficial ownership interest (within the meaning of Section 13 of the Securities Exchange Act of 1934, as amended) in Bexil Securities LLC).

Based upon and subject to the foregoing, we are of the opinion that:

1.	The issuance of the Rights has been duly authorized by all requisite action under the Delaware Statutory Trust Act (the “DSTA”) on the part of the Trust. When Subscription Certificates evidencing the Rights are delivered to holders of the Shares, the Rights will be validly issued and will constitute the binding obligations of the Trust under the DSTA, enforceable against the Trust in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws now or hereafter in effect affecting the rights and remedies of creditors generally, and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

2.	The Shares issuable upon exercise of the Rights have been duly authorized by all requisite action under the DSTA on the part of the Trust, and, when issued upon exercise of the Rights in accordance with the terms of the Subscription Certificate, registered in the share record books of the Trust and delivered upon payment in full of the consideration payable therefor by the holders of Rights pursuant to the Prospectus and the Subscription Certificates, will be validly issued and fully paid and under the DSTA, the purchasers of the Shares will have no obligation to make further payments for their purchase of Shares or contributions to the Trust solely by reason of their ownership of Shares.

The opinions expressed herein are based on the facts in existence and the laws in effect on the date hereof and are limited to the DSTA. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof, or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

December 13, 2017

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm’s name under the heading “Legal Matters” in the prospectus and Prospectus Supplement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.